Filed Pursuant to Rule 433

Registration No. 333-188502

March 4, 2014

Burlington Northern Santa Fe, LLC

$500,000,000 3.750% Debentures due 2024

$1,000,000,000 4.900% Debentures due 2044

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings (Moody’s / S&P)*:	A3 (stable) / BBB+ (stable)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	March 4, 2014

Settlement Date:	March 7, 2014 (T+3)

Maturity Date:	2024 Debentures – April 1, 2024
2044 Debentures – April 1, 2044

Final Terms
Principal Amount:	$500,000,000 aggregate principal amount of the 3.750% Debentures due 2024 (“2024 Debentures”) and $1,000,000,000 aggregate principal amount of the 4.900% Debentures due 2044 (“2044 Debentures”)

Benchmark Treasury:	2024 Debentures – UST 2.75% due February 15, 2024
2044 Debentures – UST 3.75% due November 15, 2043

Benchmark Treasury Yield:	2024 Debentures – 2.689% 2044 Debentures – 3.633%

Re-offer Spread:	2024 Debentures – T + 110 bps
2044 Debentures – T + 128 bps

Re-offer Yield:	2024 Debentures – 3.789%
2044 Debentures – 4.913%

Coupon:	2024 Debentures – 3.750%
2044 Debentures – 4.900%

Price to Public:	2024 Debentures – 99.673%
2044 Debentures – 99.792%

Coupon Dates:	2024 Debentures – April 1 and October 1
2044 Debentures – April 1 and October 1

First Coupon Date:	2024 Debentures – October 1, 2014
2044 Debentures – October 1, 2014

Make Whole Call:	2024 Debentures – T + 15 bps (at any time before January 1, 2024)
2044 Debentures – T + 20 bps (at any time before October 1, 2043)

Par Call:	2024 Debentures – At any time on or after January 1, 2024
2044 Debentures – At any time on or after October 1, 2043

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2024 Debentures – 12189L AR2 / US12189LAR24
2044 Debentures – 12189L AS0 / US12189LAS07

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC
The Williams Capital Group, L.P.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or calling Morgan Stanley & Co. LLC at (866) 718-1649 or calling or emailing Wells Fargo Securities, LLC at (800) 326-5897 or cmclientsupport@wellsfargo.com.